ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

AMERICAN ENTERPRISE.COM, CORP

PURSUANT TO THE PROVISIONS OF THE

FLORIDA BUSINESS CORPORATION ACT

AMERICAN ENTERPRISE.COM, CORP (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, does hereby certify that, pursuant to the applicable section(s) of the Florida Business Corporation Act, the Board of Directors of the Corporation adopted the resolutions set forth below, on November 20, 2002, which resolutions are in full force and in effect as of the date hereof:

NOW THEREFORE IT IS RESOLVED, that:

    Article I of the Articles is hereby amended to reflect that the name of the corporation is hereby changed to AMERICAN ENTERPRISE CORPORATION.

    The foregoing was authorized by the entire Board of Directors and by a majority of the Stockholders of the Corporation by written consent effective November 20, 2002 and the number of  votes cast by the Directors and Stockholders were sufficient for approval.

AMERICAN ENTERPRISE CORPORATION

BY s/s MARK CLANCY
Mark Clancy
Corporate Secretary and Director

RESTATED ARTICLES OF INCORPORATION

OF

AMERICAN ENTERPRISE.COM, COR

ARTICLE I - NAME

    The name of this Corporation is AMERICAN ENTERPRISE.COM, CORP.

ARTICLE II - NATURE OF BUSINESS

    This Corporation is organized primarily to facilitate development and commercialization of medical practice management practice  management systems and to engage in or transact any or all other lawful business permitted  under the laws of the State of Florida or any other State and of the United States.

ARTICLE III - CAPITAL STOCK

Common Shares

    This Corporation is authorized to issue 100,000,000 (one-hundred million) shares of Common Stock having no par value per share which shares shall be and hereby are designated as "Common Shares."  Without action by the stockholders, any or all of the authorized shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors of this Corporation.

    This Corporation shall require shareholder approval prior to the issuance of designated securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sale by officers, directors orsubstantial shareholders of the company equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance.

    Each of the Common Shares shall have one vote on all matters coming before any meeting of the Shareholders or otherwise to be acted upon by Shareholders.  Shares entitled to vote as a separate voting group maytake action on a matter at a meeting only if a quorum of those shares exists with respect to that matter.  A majority of the votes entitled to be case on the matter by the voting group constitutes a quorum of that ovting group for aciton on that matter exc4ept a quorum may only exist when a minimum of 33 & 1/3 of eligible shares participates in any such vote or action.  No holder of any shares or shares of any class of capital stock of the Corporation shall have any preemptive right to subscribe for any shares of capital stock of any class of the Corporation now or hereafter authorized or for any security convertible into or carrying any optional rights to purchase or subscribe for any shares of capital stock of any class of the Corporation now or hereafter authorized.

Preferred Shares

    The distinctive designation of the Preferred Shares shall be "Series A Preferred Stock."  The aggregate number of shares of Series A Preferred Stock shall be one million (1,000,000).  The Series A Preferred Stock shall have no par value.

    Commencing on the date of issuance of shares of Series A Preferred Stock, the holders of such shares shall be entitled to receive dividends no exceeding $0.10 per share, when and as declared by the Board of Directors, out of funds of the Corporation at the time legally available for the declaration of dividends.  Such dividends may be payable at such intervals as the Board of Directors may from time to time determine and shall not be cumulative.  As such, no right shall accrue to the holders of shares of the Series A Preferred Stock by reason of the fact that dividends on such shares are not, or have not been, declared in any prior period.

    The Liquidation Price of each share of Series A Preferred Stock shall be $4.00 per share.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of each share of Series A Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Price of $4.00 per share.

    In the event that the Corporation authorized the redemption of all or nay of the shares of Series A Preferred Stock, the Redemption Price for each share properly redeemed in accordance with any terms and conditions specified by the Corporation shall be $4.30 per share.

    At the election and option of the Board of Directors, a sinking fund for the retirement of the Series A Preferred Stock may be created out of net earnings of the Corporation, if and when such earnings are deemed to be sufficient to allow for such a sinking fund.  The sinking fund, if created, shall not be depleted in any way except for the retirement or redemption of the Series A  Preferred Stock but until so used, any sums to the credit of the sinking fund may be employed in the business of the Corporation.

    The Holder(s) of the shares of Series A Preferred Stock shall have the right to cast eight (8) votes for each share so held, as a separate class on any matter of issue properly brought before the shareholders of the Corporation, whether at a Special  or Annual Meeting  or by proxy, and on which the shareholders of the Corporatoin shall be required to vote.

    With respect to the election of Members of the Board of Directors of the Corporation, the Holder(s) of the shares of Series A Preferred Stock, voting as a separate class, shall have the right to elect (50%)  of the authorized  number of members of the Board of Directors.  If fifty percent (50%) is not a whole number, then the holder(s) of the shares of Series A Preferred Stock voting, as a separate class, shall be entitled to elect the nearest highest number of directors.

    The Holder(s) of the shares of Series A Preferred Stock shall be entitled to vote, as a separate class, on any and all matters and issues properly brought before the shareholders of the Corporation, whether at a special or annual meeting or by proxy, and on which the shareholders of the Corporation are required to vote.  Furthermore, at least sixty-six and two-thirds percent (66 2/3%) of the aggregate votes entiteld  to be cast by the Holder(s) of the shares of Series A Preferred Stock shall be required for the approval and implementationon any corporate action  upon which the shareholders of  the Corporation are required to vote.

    The Holder(s) of the shares of Series A Preferred Stock may convert those shares at any time into shares of the Common Stock of the Corporation at the ratio of 44.11 shares of Common Stock per share of Series A Preferred Stock.   Onceissued, the rights and privileges of the Series A Preferred Stockincluding rights in liquidation, redemption, sinking fund (if any is created) conversion and election of directors  shall cease.

   No provision of these Articles of Incorporation shall be deemed to deny to the Baord of Directors the right, in its sole discretion, to grant to the holders of shares of any class of capital stock orany other securities of the Corporation now or hereafter authorized, at such prices and upon such other terms and conditions as the Board of Directors, in its sole discretion, may fix.

   Dividends respecting any shares of the Corporatoin's captial stock shall be payable only out of earnings or assets of the Corporation legally available for the payment of such dividends and only as and when declared by the Baord of Directors.

ARTICLE IV - TERM OF EXISTENCE

    The term for which this Corporation shall exist shall be perpetual, commencing on the date of execution of these Articles.

ARTICLE V - PRINCIPAL OFFICE AND REGISTERED AGENT

    The principal office of this Corporation in the State of Florida is 601 South Freemont Avenue, Tampa, Florida 33606.  the name of the Registered Agent of this Corporation at that address is Mark Clancy.  The mailing address of this Corporation shall be 601 South Freemont Avenue, Tampa, Florida 33606.

ARTICLE VI - BOARD OF DIRECTORS

    This Corporation shall initially have three (3) directors.  The number of Directors may be increased or decreased from time to time as permitted according to the By Laws of this Corporation but in no event shall the number of Directors be reduced below one (1).  The names and addresses of the Directors of this Corporation are:

     Board of Directors                     Name and Address

    Chairman of the Board                John Stanton
                                                     American Enterprise.Com, Corp
                                                     601 S. Freemont Avenue
                                                     Tampa, Florida 33606

    Director                                    Mark Clancy
                                                    American Enterprise.Com, Corp
                                                    601 S. Freemont Avenue
                                                   Tampa, Florida 33606

    Director                                  Charles Broes
                                                  American Enterprise.Com, Corp
                                                  601 S. Freemont Avenue
                                                 Tampa, Florida 33606

ARTICLE VII - BY LAWS

    The Board of Directors may appeal, amend or adopt By Laws for the Corporation pursuant to law and these Articles.

ARTICLES VIII- AMENDMENTS

    These Articles of Incorporation may be amended in the manner provided by law.

    IN WITNESS WHEREOF, the undersigned Corporate Secretary and Director, being a natural person competent to contract,  have hereunto set my hand and affixed the Corporate Seal this second day of November 2002.  Restated Articles were adopted by the Directors and shareholders on November 2, 2002.  The number of votes cast was sufficient for approval.

s/s MARK CLANCY
Mark Clancy
Corporate Secretary, Director

STATE OF FLORIDA
COUNTY OF HILLSBOROUGH

    BEFORE ME personally appeared Mark Clancy, known to me to be the person described in and who executed the foregoing Restated Articles of Incorporation of AMERICAN ENTERPRISE.COM, CORP. and he acknowledged before me that he signed such Restated Articles of Incorporation for the uses and purposes therein set forth.

WITNESS my hand and official seal:

s/s WALTER HOLMICH                       11-5-2002
Notary Public, State of Florida at Large       (date)

My Commission expires May 26, 2003